EXHIBIT 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”), dated as of January 22, 2013, establishes the terms and conditions under which Texas Rare Earth Resources Corp., a Delaware corporation (the “Company”), agrees to engage Chemetals, Inc., a New Jersey corporation (the “Consultant”), to provide the services herein in connection with the Company completing a cash sale of the Company’s assets or any other non-Securities based transaction as may be agreed upon by the Company (a “Transaction”).

RECITALS

WHEREAS, the Company desires to retain the Consultant to perform services on the Company’s behalf as described in this Agreement, and the Consultant desires to perform such services subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Company and Consultant hereby agree as follows:

1.           Statement of Services

(a)           Consultant agrees to provide contact information to the Company regarding parties that the Company can contact to discuss entering into a Transaction (“Introduced Parties”).  Consultant and the Company shall agree in writing as to the Introduced Parties covered by this Agreement.

(b)           Consultant acknowledges and agrees that (i) this engagement is not exclusive and the Company is free to contact potential parties not already identified to the Company by the Consultant directly without having such parties covered by this Agreement and engage other persons to provide similar or related services, (ii) the Company shall have the sole authority to offer a Transaction to, negotiate a Transaction with or accept or reject an offered Transaction by, any Introduced Party, (iii) the Company is not obligated to compensate Consultant pursuant to Section 2 below for Transactions offered to the Company that the Company does not accept, Transactions that do not close or for any transaction with an Introduced Party that involves, directly or indirectly, Securities (as defined below), (iv) the Company is not obligated to compensate the Consultant pursuant to Section 2 below for any Transactions completed by the Company that do not directly involve an Introduced Party introduced to the Company by Consultant and (v) after the initial Transaction by any Introduced Party, Consultant shall not be entitled to any additional fees relating to any subsequent Transactiont by such Interested Party with the Company.

(c)           Consultant acknowledges that its provision of services hereunder is strictly limited to providing the Company contact with the relevant Introduced Party and Consultant is not to solicit the Introduced Party on the Company’s behalf in relation to the Transaction or otherwise, engage in any negotiating or structuring of the Transaction, or be involved in any closing or settlement aspects of the Transaction.

2.           Compensation

(a)           In consideration of and as compensation in full for the Consultant’s services provided hereunder, upon satisfaction of all of the conditions set forth in this Agreement, the Company shall pay Consultant the fee as set forth in Exhibit A (the “Consultant’s Fee”).

(b)           The Consultant’s Fee shall be paid to the Consultant within 3 business days after the closing of a Transaction that meets the requirements of this Agreement, including, but not limited to, the limitations on compensation set forth in Section 1(b) above and Section 4(b) below.

(c)           Consultant acknowledges it has no right to compensation, whether equity, cash or otherwise, other than as set forth in this Section 2.

3.           Expenses. The Company agrees to reimburse the Consultant all expenses previously approved by the Company in writing that are incurred by Consultant in performing its duties under this Agreement during the term of this Agreement.  Upon incurring such expenses, the Consultant shall promptly provide the Company with an invoice accompanied by receipts and any other documentation the Company deems necessary to reasonably document the Consultant’s expenses.  The Company will reimburse documented and approved expenses on a monthly basis and no later than 45 days following the receipt by the Company of the invoice and proper documentation.  No expenses will be reimbursed without prior authorization from an officer of the Company.

4.           Representations, Warranties and Covenants.  Consultant represents and warrants to, and agrees with, the Company that, as of the date of this Agreement:

(a)           it is responsible for its own compliance with all applicable laws in the provision of its services under this Agreement, including but not limited to, the Securities Act of 1933, as amended (the “Securities Act”), the Investment Advisers Act of 1940, as amended, the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, any applicable federal or state broker-dealer registration requirements, any applicable state laws and regulations and any laws and regulations of any foreign jurisdiction in which the Consultant operates and any applicable bribery, fraud, kickback or other similar anti-corruption law or regulation of any relevant country, including, but not limited to, the United States Foreign Corrupt Practices Act of 1977, as amended (collectively, “Anti-Bribery Laws”); Consultant acknowledges that it and any person acting on its behlaf must not violate any applicable Anti-Bribery Laws;

(b)           it acknowledges and agrees that (i) the Consultant’s Fee shall not be payable upon completion of any transaction with an Introduced Party that involves directly or indirectly any Security (as defined below), and (ii) that the Company is free to consider and agree with any Introduced Party to enter into a transaction that involves a Security; for purposes of this Agreement “Security” shall mean “security” as defined in the Securities Act or any applicable state securities laws or regulations, and shall include, but not be limited to, any note, stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, investment contract, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, or any warrant or right to subscribe to or purchase, any of the above;

(c)           finding investors for companies is not part of Consultant’s ordinary business activities;

(d)           it acknowledges that all negotiations concerning the Transaction (including price and other terms) will take place directly between the Company and the Introduced Party and Consultant is not acting as agent or principal in the Transaction negotiations in any way;

(e)           it, either alone or through its agents: (i) does not and will not hold any funds or securities in connection with the Transaction; (ii) has not made and will not make any offers to sell Securities of the Company, but will only make introductions as directed by the Company; and (iii) has not made and will not make any representations respecting the business or affairs of the Company to any Introduced Party or other person or entity, whether in connection with the Transaction or otherwise;

(f)           it will perform its services under this Agreement and such other services as reasonable requested by the Company in connection with this Agreement pursuant to the terms and conditions of this Agreement and consistent with the standard of care for consultants in similar business enterprises.

5.           Indemnification

Consultant agrees to indemnify and hold harmless the Company and its respective members, officers, directors, employees, legal counsel and its affiliates against any and all losses, claims, damages and liabilities, joint or several, and expenses (including all legal or other expenses reasonably incurred by the Company) caused by or arising out of (i) any misrepresentation or untrue statement or alleged misrepresentation or untrue statement of a material fact made by Consultant to an Introduced Party, or the omission or the alleged omission to state to the Introduced Party a material fact necessary in order to make statements made to the Introduced Party not misleading in light of the circumstances under which they were made (except to the extent such misrepresentations, untrue statements or omissions are based solely on information provided to Consultant by the Company), (ii) any breach or alleged breach of any representation, warranty or covenant made by Consultant in this Agreement, (iii) Consultant’s bad faith, gross negligence or willful misconduct in performing the services described herein, or (iv) Consultant’s failure or alleged failure to comply with any applicable laws or regulations.

6.           Confidentiality

(a)           For purposes of this Agreement, the term “Confidential Information” means any information disclosed by the Company to the Consultant, either directly or indirectly, in writing, orally or by inspection of tangible objects (including without limitation documents, prototypes, samples, plant and equipment), including any trade secrets, patents, copyrighted material, computer applications, systems, software and programs, lists of clients and client contacts and requirements, lists of referrals, lists of employees, lists of assets, vendors, suppliers, confidential business information (whether or not marked as confidential), including strategic plans and business dealings regarding the Company’s financing arrangements, and all other ideas, processes, designs, discoveries, inventions, improvements, concepts, methods, procedures, techniques, written material, and other know-how, not generally known in the trade or industry (whether or not patentable or entitled to trademark, copyright, or other protection), developed or used in connection with the Company’s business, any other information which is to be treated as confidential or non-public because of any duty of confidentiality owed by the Company to a third party, and any other information which the Company shall, in the ordinary course, use and not release externally, except subject to restrictions on use and disclosure.

(b)           Notwithstanding the provisions of Section 6(a), Confidential Information does not include information that (i) is or becomes generally publicly available other than as a result, directly or indirectly, of Consultant’s disclosure or (ii) is or becomes available to Consultant on a non-confidential basis from a source other than through the Company or its representatives, provided that such source is not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to Consultant by a contractual or legal obligation.

(c)           Consultant acknowledges that Consultant has been or will be given access to Confidential Information during the Term.  Consultant agrees that during and after the Term, Consultant will not disclose to any person or entity, exclusive of directors, officers, employees or agents of the Company, any Confidential Information without, and subject to the terms of, the prior written authorization of the Company, including without limitation (i) the existence of this Agreement, (b) that any Confidential Information has been requested by, or made available to, the Consultant, (c) that any discussions or negotiations are taking place concerning material expenditures or (d) any terms or conditions with respect to financing arrangements.  Consultant agrees that Consultant possesses no rights of ownership or use in, and shall not use or at any time hereafter claim any rights of ownership or use in, any of the Confidential Information.

(d)           If in any legal or regulatory proceeding Consultant is requested or ordered to disclose any of the Confidential Information, Consultant will provide the Company with prompt notice so that the Company, whether aided by Consultant or as an intervenor, may seek to prevent disclosure or, if that cannot be achieved, the entry of a protective order or other appropriate protective device or procedure in order to assure, to the extent practicable, compliance with the terms of this Agreement.  If a protective order or other remedy satisfactory to the Company is not obtained, Consultant will disclose only that portion of the Confidential and Proprietary Information that Consultant is advised by counsel is legally required to be disclosed (and will provide a copy of any written memorandum in that connection to the Company or its counsel as part of a common defense), and Consultant will exercise Consultant’s best efforts to obtain a written protective order or other reliable assurance that confidential treatment shall be accorded that portion of the Confidential Information.

(e)           Consultant acknowledges that Consultant is aware (i) that the United States securities laws restrict any person who has material nonpublic information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities and (ii) of Consultant’s responsibilities under the Exchange Act, and the rules and regulations promulgated under the Exchange Act and agrees that the Consultant will neither use, nor cause any third party to use, any Confidential Information in contravention of the Exchange Act or any such rules and regulations, including Rule 10b-5 promulgated by the Securities and Exchange Commission.

7.           Term and Termination

(a)           Term.  Unless and until terminated as set forth herein, this Agreement will continue in full force and effect for two (2) years from the date set forth above (the “Term”). Except as set forth in Section 7(b) below, in the event the Company terminates this Agreement, the Consultant will be entitled to any earned but unpaid Consultant’s Fee pursuant to the terms of Section 2 above.

(b)           Termination.  The Company may terminate this Agreement (i) immediately and without notice in the event of breach by Consultant of this Agreement and (ii) within 30 days upon written notice for any reason other than breach by Consultant of this Agreement.  In the event the Company terminates this Agreement pursuant to Section 7(b)(i), Consultant will not be entitled to any unpaid Consultant’s Fee; provided, however, that the Consultant shall be entitled to retain any Consultant’s Fees paid up to the date of termination of this Agreement, unless such Consultant’s Fee was obtained through fraud or other willful misconduct of the Consultant.  In addition, upon breach of this Agreement by Consultant, the Company will be entitled to all other remedies available under applicable law, including injunctive relief for any violation or threatened violation of Section 6, in relation to which the Consultant acknowledges that monetary damages may not be sufficient remedy for a breach.  In the event the Company terminates this Agreement pursuant to Section 7(b)(ii) or upon expiration of the term as defined in Section 7(a) above, Consultant will be entitled to the Consultant’s Fee for any Transaction that meets the requirements for compensation under this Agreement completed within six months of the termination of this Agreement.

(c)           Surviving Provisions. Sections 2, 4, 5 and 6 will survive the termination or expiration of this Agreement.

8.           Independent Contractor.  Consultant will perform its services hereunder as an independent contractor, and nothing in this Agreement will in any way be construed to constitute Consultant the agent, employee or representative of the Company.  Neither Consultant nor any agent acting on behalf of Consultant will enter into any agreement or incur any obligations on the Company’s behalf or commit the Company in any manner or make any representations, warranties or promises on the Company’s behalf or hold itself (or allow itself to be held) as having any authority whatsoever to bind the Company without the Company’s prior written consent, or attempt to do any of the foregoing.

9.           Miscellaneous

(a)           Covenant against Assignment. This Agreement is personal to the parties hereto and, accordingly, neither the Agreement nor any right hereunder or interest herein may be assigned or transferred or charged or otherwise dealt with by either party without the express written consent of the other.  Notwithstanding the foregoing, however, the Company will be entitled to assign this Agreement and the Company’s rights hereunder to an affiliate of the Company.

(b)           Entire Agreement; Amendment. This Agreement and the attached exhibits constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any and all prior agreements between the parties and understandings, written or oral, between the parties hereto.  This Agreement may not be amended, nor any obligation hereunder waived, except by an agreement in writing executed by, in the case of an amendment, each of the parties hereto, and, in the case of a waiver, by the party waiving performance.

(c)           No Waiver.  The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement.  The rights granted both parties hereunder are cumulative and will not constitute a waiver of either party’s right to assert any other legal remedy available to it.

(d)           Severability.  If any provision of this Agreement is held to be void or unenforceable under the laws of any place governing its construction or enforcement, this Agreement shall not be invalidated thereby, but shall be construed to be in force with the same effect as though such provisions were omitted.

(e)           Notices.  Any notice, demand, offer, request or other communication required or permitted to be given by either the Company or Consultant pursuant to the terms of this Agreement must be in writing and will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by electronic mail or facsimile (with receipt of appropriate confirmation) to the address or number provided to the other party or such other address or number as a party may request by notifying the other in writing, (iv) two business days after being deposited with an overnight courier service or (v) five business days after being deposited in the mail (or airmail if the addressee is in another country) with postage prepaid, and addressed to the party at the address previously provided to the other party or such other address as a party may request by notifying the other in writing.

(f)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.  Facsimile copies of signed signature pages will be deemed binding originals.

(g)           Governing Law. This Agreement shall be governed by the laws of the State of Delaware, which shall be the proper law hereof without reference to any conflicts of law principles.  Delaware state or federal courts shall have exclusive jurisdiction over all controversies arising out of or related to this Agreement. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION BASED ON THE GROUNDS OF LACK OF VENUE OR FORUM NON CONVENIENS, WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION BASED ON ANY SUCH CONTROVERSY.

[SIGNATURE PAGE FOLLOWS]

The parties have executed this Agreement as of the date first set forth above.

COMPANY: TEXAS RARE EARTH RESOURCES CORP.

/s/ Daniel Gorski
By: Daniel Gorski
Title: Chief Executive Offcer

CONSULTANT: CHEMETALS, INC.

/s/ Peng Cheng
By: Peng Cheng
Title: President

Exhibit A

CONSULTANT’S FEE

Subject to the terms of this Agreement and this Exhibit A, the Consultant’s Fee shall equal any of the following:

1.
In the event the net aggregate consideration received by the Company in the Transaction is greater than $100 million (including $100 million), the Consultant shall be entitled to the following Consultant’s Fee:

a.	One million common share purchase options exercisable for a period of one year at $1.00 per share to be issued at the closing of the Transaction; and

b.	Cash success fee equal to 2% of the net aggregate consideration received by the Company.

2.
In the event the net aggregate consideration received by the Company in the Transaction is greater than $200 million (including $200 million), the Consultant shall be entitled to the following Consultant’s Fee:

a.	Two million common share purchase options exercisable for a period of one year at a price of $1.00 per share to be issued at the closing of the Transaction; and

b.	Cash success fee equal to 2% of the net aggregate consideration received by the Company.

3.	In the event the net aggregate consideration received by the Company in the Transaction is less than $100 million, the Consultant shall be entitled to the following Consultant’s Fee:

a.	500,000 common share purchase options exercisable for a period of one year at a price of $1.00 per share to be issued at the closing of the Transaction; and

b.	Cash success fee equal to 2% of the net aggregate consideration received by the Company.